UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2017

NanoFlex Power Corporation

(Exact name of registrant as specified in its charter)

Florida	333-187308	46-1904002
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17207 N. Perimeter Dr., Suite 210

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

(former name or former address, if changed since last report)

Registrant’s telephone number, including area code: (480) 585-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2017, the Company’s accepted the resignation of its Chief Financial Officer, Mark Tobin from all positions with the Company effective as of May 15, 2017. Mr. Tobin’s resignation was to pursue other opportunities and was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices. A copy of the resignation letter from Mr. Tobin to the Company dated May 9, 2017, is filed herewith as Exhibit 17.1.

On May 10, 2017, the Company appointed Ronald DaVella as the Company’s Chief Financial Officer and a member of its board of directors to be effective as of May 15, 2017.

In connection with Mr. DaVella’s appointment, the Company entered into an Employment Agreement with Mr. DaVella on May 18, 2017, pursuant to which the Company agreed to employ Mr. DaVella as the Chief Financial Officer of the Company for a term of four (4) years (the “Agreement”). It is planned that under the Agreement, the Company shall have the option to renew the Agreement on the anniversary of the effective date or terminate the Agreement and Mr. DaVella’s employment by giving the executive ninety (90) days’ written notice. Under the Agreement, Mr. DaVella is entitled to compensation consisting of $180,000 per year for base salary. In addition under the Agreement Mr. DaVella shall receive warrants to purchase 1,800,000 shares of the Company’s common stock at an exercise price of $0.50 per share. The warrants shall vest in increments of 25% with the first vesting to take place immediate upon execution of the Agreement and each following vesting to take place on the one year anniversary of the Agreement over the three (3) years following the agreement.

The foregoing description of the Agreement and the warrants is not complete and is qualified in its entirety by reference to the full text of the form of the Agreement and warrant, copies of which are filed as Exhibit 10.1 and are incorporated by reference herein.

Other than the Agreement and warrants thereunder, there are no compensatory arrangements between the Company and Mr. DaVella for the services to be provided by him as an officer or director, however, such arrangements may be negotiated in the future.

Mr. DaVella, age 59 is currently a lead director at The Joint Corp. (“TJC”) and has been a director at TJC since 2014. In March of 2017, Mr. DaVella was appointed as lead director of TJC. At TJC, Mr. DaVella is a member of the audit committee as the audit committee chair; he is also on the compensation committee and is a member of the nominating and governance committee. Mr. DaVella previously served as the Chief Financial Officer for Amazing Lash Studios Franchise LLC from March of 2016 to May of 2017. Mr. DaVella is also a franchise owner with Amazing Lash Studios Franchise LLC since August of 2015. Mr. DaVella was previously an audit partner at Deloitte & Touche LLP from 1989 to July of 2014. Mr. DaVella has assisted clients with operational and financial controls, merger and acquisitions, internal and external reporting as well as financings and public offerings and filings with the SEC. Mr. DaVella received his undergraduate bachelors of science degree in accounting from Queens College in 1974 and his master’s in business administration in finance from Pace University in 1985.

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Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Employment Agreement and Form of Warrant.
17.1	Resignation Letter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoFlex Power Corporation

Date: May 18, 2017	By:	/s/ Dean L. Ledger
Name: Dean L. Ledger
Title: Chief Executive Officer

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